Exhibit 99.1

For Immediate Release

Local Corporation Announces Rovion Sale

Gannett Acquires Rovion Assets

IRVINE, Calif., Oct. 19, 2012 — Local Corporation (NASDAQ: LOCM), a leading online local media company, today announced the sale of Rovion to Gannett Co., Inc. (NYSE:GCI).

The company entered into a definitive agreement to sell Rovion to Gannett on Oct. 19, 2012. Under the terms of the agreement, Gannett acquired Rovion and all related assets.

“This is a great outcome for Local Corp. and Gannett. This transaction enhances our balance sheet and cash flows, while also enabling Gannett’s large and sophisticated customer base to use Rovion’s powerful rich media platform,” said Heath Clarke, Local Corporation, chairman and chief executive officer.

Rovion will be part of the Gannett Digital organization under PointRoll, with all Gannett divisions leveraging the Rovion platform capabilities.

About Local Corporation

Local Corporation (NASDAQ:LOCM) is a leading online local media company that connects brick-and-mortar businesses with over a million online and mobile consumers each day using a variety of innovative digital marketing products. To advertise, or for more information, visit: http://www.localcorporation.com.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

Forward Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as “anticipate,” “plan,” “will,” “intend,” “believe” or “expect” or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Key risks are described in the filings we make with the U.S. Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Unless otherwise stated, all site traffic and usage statistics are from third-party service providers engaged by the company. Traffic and our monetization of that traffic combine to determine our revenues for any given period. Our traffic volume alone for a period should not be viewed as demonstrative of our financial results for such period.

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Investor Relations Contact:

Janine Zanelli

Local Corporation

949-341-5340

jzanelli@local.com

Media Relations Contact:

Cameron Triebwasser

Local Corporation

949-789-5223

ctriebwasser@local.com